Exhibit 4.6
ANTI-DILUTION AGREEMENT
     This Anti-Dilution Agreement (this “Agreement”) is made and entered into as of February 12, 2004, by and among NGTV, a California corporation (the “Company”), Gene Simmons LLC, Allan Brown, and Richard Abramson LLC (each referred to herein as a “Principal Shareholder” and collectively as the “Principal Shareholders”) and the purchasers participating in the Financing (each referred to herein as an “Investor” and collectively referred to as the “Investors”).
RECITALS
     WHEREAS, the Investors are acquiring shares of Common Stock in connection with or pursuant to a financing of up to $7,000,000 of Units of the Company, with each Unit consisting of one share of Common Stock and one-half of one Common Stock purchase warrant pursuant to a Subscription Agreement of even date herewith (the “Financing”).
     WHEREAS, the Company, the Principal Shareholders, and the Investors have negotiated an Initial Dilution as set forth on the table attached hereto as Exhibit “A” (the “Initial Dilution”).
     WHEREAS, the Company entered into that certain engagement letter, dated as of November 20, 2002, with Acclaim Financial Group (“Acclaim”), pursuant to which under certain terms and conditions the Company would issue to Acclaim an option to purchase up to 4,250,000 shares of Common Stock, a copy of which agreement is attached hereto as Exhibit “B” (the “Acclaim Option”).
     WHEREAS, the Company entered into that certain engagement letter, dated as of February 1, 2002, with Averil Capital Markets Group, Inc. (“Averil”), pursuant to which under certain terms and conditions the Company would issue to Averil a warrant to purchase shares of Common Stock equal to five percent (5%) of the then outstanding fully diluted capital stock of the Company (894,848 shares of Common Stock), a copy of which agreement is attached hereto as Exhibit “C” (the “Averil Warrant”).
     WHEREAS, the Company entered into an agreement with Manatt, Phelps & Phillips, LLP (“Manatt”), pursuant to which under certain terms and conditions the Company would issue to Manatt a warrant to purchase up to 336,927 shares of Common Stock (the “Manatt Warrant”), a copy of which is attached hereto as Exhibit “D”.
     WHEREAS, the Company disputes the validity of the Acclaim Option, the Averil Warrant and the Manatt Warrant (the “Disputed Warrants”) and its obligations thereunder.
     WHEREAS, the Company, the Principal Shareholders and the Investors have agreed to provide for certain anti-dilution rights to the Principal Shareholders and the Investors in the event the Company is forced to issued shares of Common Stock pursuant to the Disputed Warrants.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (hereinafter collectively called the “Parties” and individually a “Party”) agree as follows:

AGREEMENT
1. DEFINITIONS. As used in this Agreement, the following terms have the following respective meaning:
     (a) “Common Stock” means common stock of the Company.
     (b) “Disputed Shares” means only shares of Common Stock issued pursuant to the Acclaim Option, the Averil Warrant or the Mannat Warrant.
     (c) “Initial Dilution” means the number of shares set forth on Exhibit A hereto, or as may be adjusted in the event the Financing does not subscribe the maximum offering amount of $7,000,000.
     (d) “Securities” means all if the Common Stock, convertible securities, options, warrants, or other rights to acquire securities of the Company on a fully diluted basis.
2. Issuance of Additional Shares. In the event the Company issues any Disputed Shares, the Company shall forthwith issue the number of shares of Common Stock in accordance with the following:
     (a) Investors. The Total-Investors set forth on Exhibit “A” hereto will be issued, on a pro-rata basis in accordance with their current registration instructions, the number of fully paid and non-assessable shares of Common Stock equal to the number of Disputed Shares.
     (b) Strategic Principals. The Strategic Principals set forth on Exhibit A hereto will be issued, on a pro-rata basis, the number of fully paid and non-assessable shares of Common Stock equal to 30% of the Disputed Shares divided by 35%.
3. Placement Agent. Standard Securities Capital Corporation, as placement agent for the Financing, represents that it is authorized to sign this Agreement for and on behalf of each Investor. Accordingly, each Investor will have the rights under this Agreement as if an original signatory hereto.
4. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.
5. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the Parties hereto shall, to the extent permissible by applicable law, amend this Agreement so as to make effective and enforceable the intent of this Agreement.

6. Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7. Assignment. The Investors’ rights and the Principal Shareholders’ rights under this Agreement may not be assigned, transferred or otherwise delegated to any other party, except with the prior written consent of the Company.
8. Amendments. This Agreement may not be modified or amended, or any of the provisions of this Agreement waived, except by written agreement of all of the Parties.
9. Interpretation. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel. The Parties waive any statute or rule of law to the contrary.
10. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
11. Entire Agreement. This Agreement constitutes the full and entire understanding among the Parties with regard to the subjects hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.
SIGNATURE PAGES FOLLOW

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Anti-Dilution Agreement as of the date first written above.

“Company” NGTV
By:	/s/ Kourosh Taj
Kourosh Taj,
Chief Executive Officer

“PRINCIPAL SHAREHOLDERS”

RICHARD ABRAMSON LLC

By:	/s/ Richard Abramson
Richard Abramson,
Authorized Signatory

GENE SIMMONS LLC

By:	/s/ Gene Simmons

Gene Simmons,
Authorized Signatory

/s/ Allen Brown

ALLEN BROWN

STANDARD SECURITIES CAPITAL CORPORATION
on behalf of Investors

By:	/s/ Mark Marcello

Mark Marcello,
President and Chief Executive Officer

EXHIBIT A

	Shares/Warrants/Options	Initial Dilution
Founders:

Existing Common Stock	28,280,000	31.00%
Existing Employee Options	3,648,500	4.00%

Total-Founders	31,928,500	35.00%

Investors:

Modena $250,000	8,977,680	9.84%
HJG Note $250,000@$0.305	819,672	0.90%
Offering $6,750,000@$0.305	22,131,148	24.26%

Total-Investors	31,928,500	35.00%

Strategic Principals:

Gene Simmons-Stock	5,623,977	6.17%
Gene Simmons-Options	2,280,607	2.50%
Allan Brown-Stock	5,623,977	6.17%
Allan Brown-Options	2,280,607	2.50%
Rich Abramson-Stock	5,623,977	6.17%
Rich Abramson-Options	2,280,607	2.50%
Keith Stein-Stock	3,648,971	4.00%

Total-Strategic Principals	27,362,725	30.00%

Grand Total	91,219,725	100.00%

EXHIBIT B
ACCLAIM AGREEMENT

EXHIBIT C
AVERIL AGREEMENT

EXHIBIT D
MANATT WARRANT